EXHIBIT 99.1


                  GWIN, INC. ANNOUNCES THIRD QUARTER RESULTS

Tuesday June 14, 12:38 pm ET

Company Reports Operating Profits for Two Consecutive Quarters; CEO Wayne Allyn Root Asserts Improved Financials Will Continue

LAS VEGAS, NV--(MARKET WIRE)--Jun 14, 2005 -- GWIN, Inc. (OTC BB:GWNI.OB -
News) today announced its Third Quarter (Feb-April) results, which include a profitable operating margin for the second straight quarter. For the three-month period ending April 30, 2005, revenues were $1,204,801 -- a 19% increase over the $1,013,219 reported for the same period last year, and the Company enjoyed a three-month operating profit of $10,286 -- over $70,000 better than the operating loss of ($63,232) reported for the same three-month period in 2004. The Company's net income for the quarter, which per the SEC's rules on auditing include interest and non-cash financing costs, was also much improved with a net loss of ($120,600) reported, compared to a net loss of ($441,636) for the same period in 2004.

"I am very pleased to report these quarterly revenue gains, and even more pleased to report back-to-back quarterly operating profits for the first time in Company history," said Chairman & CEO, Wayne Allyn Root. "Even more important is that these improved results appear to be continuing, with May sales topping last May's numbers by more than $150,000, and sales during the first week of June already exceeding sales for the entire month of June 2004."

"Coming out of last fall's football season, which is traditionally our peak period, we have achieved, and continue to achieve, strong monthly sales increases in what have historically been our slow months," continued Root. "These increases are primarily due to the strengthening of our core business. Considering that these improving numbers will soon be augmented with the various initiatives we've outlined recently, including: the move of our T.V. Show 'Wayne Allyn Root's WinningEDGE(TM)' to WGN SuperStation (Business Wire - 5/11/05); our strategic entry in the growing poker market; the launch of WARPoker.com and WARPoker.net (Business Wire - 5/19/05); plus our new media ventures including the reality-based, primetime TV series, 'King of Vegas' on Spike TV (Business Wire - 5/6/05), I am confident that the Company is strategically positioned for continued and stronger revenue and profit increases next year."

According to Doug Miller, President and COO, "The improved sales and operating profits over the past two quarters, the steps we have taken to protect our database, and the increased services we are now offering our customers, have all clearly been paying off in the form of improved operating results. Also significant is the recent explosion and increased popularity of poker, both on television and the Internet. This trend has enabled the Company to capitalize on its gaming enthusiast database--a valuable commodity that GWIN continues to utilize for new projects, translating into greater revenues and profits. We are also looking forward to our recently established relationship with The Clark Venture Group (Market Wire - 6/7/05) to lead the Company to additional business and revenue opportunities."

About GWIN

GWIN Inc. is America's only publicly traded sports handicapping company. GWIN specializes in developing and marketing sports handicapping advice and information via television (The Winning EDGE(TM)), radio, and the Internet (www.WinningEDGE.com).

Safe Harbor Statement: The above news release contains forward-looking statements. These statements are based on assumptions that the management of GWIN Inc. believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of GWIN Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. GWIN Inc. assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

Contact:
     Contact:
     GWIN Inc., Las Vegas
     Douglas R. Miller
     702/967-6000
     http://www.winningedge.com